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                                                                      Exhibit 11

                            Paine Webber Group Inc.
                    Computation of Earnings Per Common Share

          (In thousands of dollars except share and per share amounts)

                                                      Three Months Ended March 31,
                                                      ----------------------------
                                                         1997                1996
                                                         ----                ----
Primary:

Weighted-average common shares outstanding            86,898,693         89,810,621

Incremental stock options and awards                   7,703,205          8,197,137
                                                   -------------      -------------

Weighted-average common and common
        equivalent shares                             94,601,898         98,007,758
                                                   =============     ==============

Net income                                         $     100,835      $     100,501

Interest savings on convertible debentures and
        short-term borrowings                                331              1,326

Preferred dividend requirements                           (7,378)            (7,323)
                                                   -------------      -------------
Net income applicable to common shares             $      93,788      $      94,504
                                                   =============      =============
Primary earnings per common share                  $        0.99      $        0.96
                                                   =============      =============
Fully Diluted:

Weighted-average common shares outstanding            86,898,693         89,810,621

Incremental stock options and awards                   8,203,229          8,197,137

Weighted-average common shares issuable
        assuming conversion of 8% Convertible
        Debentures and 6% Cumulative
        Convertible Redeemable Preferred Stock         5,620,224          6,457,448
                                                   -------------     --------------

Weighted-average common and common
        equivalent shares                            100,722,146        104,465,206
                                                   =============     ==============
Net income                                         $     100,835     $      100,501

Interest savings on convertible debentures and
        short-term borrowings                                350              1,144

Preferred dividend requirements                           (5,878)            (5,823)
                                                   -------------     --------------
Net income applicable to common shares             $      95,307     $       95,822
                                                   =============     ==============
Fully diluted earnings per common share            $        0.95     $         0.92
                                                   =============     ==============